Exhibit 99.1

Alcoa Announces Closure of Intalco Smelter and Prepares Site for Redevelopment

PITTSBURGH--(BUSINESS WIRE)--March 16, 2023--Alcoa Corporation (NYSE:AA) today announced the closure of its Intalco aluminum smelter in Washington State, which has been fully idle since 2020.

The closure announcement begins a process to prepare the site for new economic development opportunities.

“The Intalco smelter site operated for nearly 55 years, and we’ve spent significant time evaluating options for the asset, including a potential sale,” said Alcoa President and CEO Roy Harvey. “Our analysis, however, indicates that the facility cannot be competitive for the long-term.

“The site is an important part of our history, and we are encouraged by the prospects for potential economic development via another entity that will own and control land at the site,” Harvey said. “We will continue to engage with our stakeholders, including community members and government officials, as we make this transition.”

Pursuant to an agreement with AltaGas (TSX: ALA), AltaGas has acquired the rights to develop and own approximately 1,600 acres at the Intalco site, which includes transportation and utility infrastructure.

“AltaGas is currently exploring potential development which would align with Washington state and Whatcom County’s climate ambitions and provide long-term, sustainable benefits to the community and the local economy,” said Randy Toone, President Midstream at AltaGas. “We understand the rich legacy and importance of this site to the community. We look forward to working with local stakeholders, Tribes and Alcoa to ensure potential development benefits the region and positively contributes to the ongoing energy transition.”

Permanently closing Intalco’s 279,000 metric tons of annual capacity will bring Alcoa Corporation’s global consolidated capacity to 2.69 million metric tons, including a combined 399,000 metric tons at two other smelters in the United States.

Alcoa will record restructuring and related charges in the first quarter 2023 of approximately $120 million (pre- and after-tax), or $0.67 per share, related to the permanent closure. Cash outlays related to the permanent closure of the site are expected to be approximately $85 million over the next three years, with approximately $25 million to be spent in 2023.

The Intalco smelter was fully curtailed in the third quarter of 2020, amid declining market conditions and high input costs. The smelter, which began operation in 1966, lacks access to competitively priced power and would have required significant capital expenditures to restart.

The site currently has 19 employees; some will remain to assist with the closure-related activities that allow opportunities for future redevelopment. Support services will be provided for those displaced by the closure decision.

About Alcoa Corp.

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina and aluminum products with a vision to reinvent the aluminum industry for a sustainable future. With a values-based approach that encompasses integrity, operating excellence, care for people and courageous leadership, our purpose is to Turn Raw Potential into Real Progress. Since developing the process that made aluminum an affordable and vital part of modern life, our talented Alcoans have developed breakthrough innovations and best practices that have led to greater efficiency, safety, sustainability and stronger communities wherever we operate.

Dissemination of Company Information

Alcoa Corporation intends to make future announcements regarding company developments and financial performance through its website at www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls and webcasts.

Forward-Looking Statements

This press release contains statements that relate to future events and expectations, and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “aim,” “ambition,” “anticipates,” “believes,” “could,” “develop,” “endeavors,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “potential,” “projects,” “reach,” “seeks,” “sees,” “should,” “targets,” “will,” “working,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Alcoa Corporation’s filings with the Securities and Exchange Commission. Alcoa Corporation disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Contacts

Investor:
James Dwyer
412-992-5450
James.Dwyer@alcoa.com

Media:
Jim Beck
412-315-2909
Jim.Beck@alcoa.com

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